Exhibit 10.3

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of September 9, 2015, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, and as further amended by that certain Second Amendment to Lease dated as of May 9, 2013 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 10,600 rentable square feet of space (“Current Premises”) in a building located at 215 First Street, Cambridge, Massachusetts (“Building”). The Current Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Current Premises by adding approximately 7,962 rentable square feet of space on the second floor of the Building, as shown on Exhibit A attached hereto (the “Third Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Third Expansion Premises. In addition to the Current Premises, commencing on the Third Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Third Expansion Premises.

2.	Delivery. Landlord shall use reasonable efforts to deliver the Third Expansion Premises to Tenant on or before the Target Third Expansion Premises Commencement Date with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Third Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Third Expansion Premises shall not be void or voidable. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this Third Amendment as Exhibit B (“Third Expansion Premises Work Letter”).

The “Third Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord delivers the Third Expansion Premises to Tenant, or (ii) the date that Landlord could have delivered to Third Expansion Premises to Tenant but for Tenant Delays. The “Target Third Expansion Premises Commencement Date” shall be January 1, 2016. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Third Expansion Premises Commencement Date in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit G; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in the Third Expansion Premises Work Letter: (i) Tenant shall accept the Third Expansion Premises in their condition as of the Third Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Third Expansion Premises; and (iii) Tenant’s taking possession of the Third Expansion Premises shall be conclusive evidence that Tenant accepts the Third Expansion Premises and that the Third Expansion Premises were in good condition at the time possession was taken. The Third Expansion Premises shall be delivered to Tenant without any furniture.

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Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Expansion Premises, and/or the suitability of the Third Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Third Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the second floor of the Building (as defined below) containing approximately 18,562 rentable square feet, consisting of (i) approximately 5,900 rentable square feet (“Original Premises”), (ii) approximately 600 rentable square feet (“Expansion Premises”), (iii) approximately 4,100 rentable square feet (“Second Expansion Premises”), and (iv) approximately 7,962 rentable square feet (“Third Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Third Expansion Premises Commencement Date to include Exhibit A attached to this Third Amendment.

4.	Base Rent.

a. Current Premises. Tenant shall continue to pay Base Rent for the Current Premises as provided for in the Lease through August 31, 2015. For the period commencing on September 1, 2015, through February 28, 2016, Tenant shall pay Base Rent for the Current Premises in the amount of $47.50 per rentable square foot of the Current Premises per year. For the period commencing March 1, 2016, through February 28, 2017, Tenant shall pay Base Rent for the Current Premises in the amount of $48.50 per rentable square foot of the Current Premises per year. Commencing on March 1, 2017, Tenant shall commence paying Base Rent for the Current Premises at the same Base Rent per rentable square foot that Tenant is then paying for the Third Expansion Premises, as adjusted pursuant to Section 4(b) below.

b. Third Expansion Premises. Commencing on the Third Premises Commencement Date, Tenant shall pay Base Rent for the Third Expansion Premises in the amount of $50.00 per rentable square foot of the Third Expansion Premises per year. Base Rent for the Third Expansion Premises shall be increased on each annual anniversary of Third Expansion Premises Commencement Date by $1.00 per rentable square foot of the Third Expansion Premises per year. Base Rent for the Third Expansion Premises, as so adjusted, shall thereafter be due as provided herein.

5.	Tenant’s Share. Commencing on the Third Expansion Premises Commencement Date, the defined term “Tenant’s Share” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share for Original Premises and Expansion Premises: 1.77%

Tenant’s Share for Second Expansion Premises: 1.12%

Tenant’s Share of Third Expansion Premises: 2.17%”

Notwithstanding anything to the contrary contained in the Lease, (i) neither Operating Expenses nor Taxes payable by Tenant with respect to the Third Expansion Premises shall be subject to a

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Base Year, and (ii) commencing on the Third Expansion Premises Commencement Date, Operating Expenses for the entire Premises shall include the costs of Landlord’s third party manager (which shall not exceed 3.0% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent.

6.	Base Term. Commencing on the Third Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date, and (iv) with respect to the Third Expansion Premises, on the Third Expansion Premises Commencement Date, and ending with respect to the entire Premises on February 28, 2022 (“Expiration Date”).”

7.	Rentable Area of Premises. Commencing on the Third Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area: Approximately 18,562 square feet”

8.	Parking.

a. As of the Third Expansion Premises Commencement Date, Section 8 of the Lease is hereby deleted in its entirety and replaced with the following:

“8. Parking. Subject to all matters of record, Force Majeure, a casualty or Taking (as defined in Section 15 below) and the exercise by Landlord of its rights hereunder, Landlord shall make available to Tenant, at then-current market rates from time to time, 19 parking spaces in a parking lot or garage at an offsite location within a 10-minute walk of the Building, all of such parking spaces to be on a non-reserved basis. As of the Third Expansion Premises Commencement Date, such parking spaces shall be located in the parking garage serving the 303 3rd Square Apartments. As of the Third Expansion Premises Commencement Date, the market parking rate for the parking spaces is $275 per parking space per month. Tenant shall notify Landlord prior to the Third Expansion Premises Commencement Date as to how many parking spaces (not to exceed 19) that Tenant will license hereunder. If Tenant does not elect to license all of the parking spaces to which it is entitled pursuant to this Section 8 as of the Third Expansion Premises Commencement Date, Tenant shall give Landlord 30 days’ notice if it wishes to license additional spaces during the Term, not to exceed 19 parking spaces in the aggregate hereunder. If Landlord determines that any additional spaces are available for use by Tenant, Landlord shall notify Tenant in writing and Tenant shall commence using and paying for the additional spaces licensed by Tenant on the date that is 30 days after Tenant’s delivery of notice to Landlord. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including without limitation other tenants of the Project. Notwithstanding anything to the contrary contained in this Section 8, Landlord shall relocate the parking spaces licensed by Tenant to that certain parking garage serving 50-60 Binney Street, Cambridge, Massachusetts, when such parking spaces become available for use by tenants of the Project.”

b. As of the date following the Third Expansion Premises Commencement Date on which Landlord makes available to Tenant parking space in the Binney Parking Garage, Section 8 of the Lease is hereby deleted in its entirety and replaced with the following:

“8. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 15 below) and the exercise by Landlord of its rights hereunder, Landlord shall make available to

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Tenant at then-current market rates from time to time a license for a number of parking spaces equal to the number of parking spaces Tenant was licensing from Landlord (not to exceed 19 parking spaces) immediately prior to date (the “Binney Parking Garage Commencement Date”) on which Landlord made the parking spaces available for use by Tenant in the parking garage serving 50-60 Binney Street, Cambridge, Massachusetts (the “Binney Parking Garage”), all of such parking spaces to be on a non-reserved basis. Tenant shall be required to pay the parking charges set forth below with respect to all of the parking spaces licensed to Tenant (not to exceed 19). Commencing on the Third Expansion Premises Commencement Date, Tenant shall pay the then-current market parking rates from time to time for the parking spaces in such Binney Parking Garage. Tenant shall also pay, commencing on the Binney Parking Garage Commencement Date, and continuing thereafter on the first day of each month of the Term (and in addition to the parking charges provided for in the immediately preceding sentence), Tenant’s pro rata share of the operating expenses (as reasonably determined by the owner of Binney Parking Garage) incurred by such owner of the Binney Parking Garage with respect to the Binney Parking Garage. Tenant’s pro rata share of the Binney Parking Garage shall be determined by dividing the number of parking spaces licensed by Tenant (not to exceed 19) by the total of 899 parking spaces in the Binney Parking Garage. For example, if Tenant licenses 19 parking spaces in the Binney Parking Garage, Tenant’s pro rata share of the Binney Parking Garage shall be 2.11%. If, as of the Binney Parking Garage Commencement Date, Tenant is not licensing all of the parking spaces to which it is entitled pursuant to this Section 8, Tenant shall give Landlord 30 days’ notice if it wishes to license additional spaces during the Term, not to exceed 19 parking spaces in the aggregate hereunder. If Landlord determines that any additional spaces are available for use by Tenant, Landlord shall notify Tenant in writing and Tenant shall commence using and paying for (and Tenant’s pro rata share of the Binney Parking Garage shall be adjusted to include) the additional spaces licensed by Tenant on the date that is 30 days after Tenant’s delivery of notice to Landlord. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

Tenant shall, at Tenant’s sole expense, for so long as the Parking and Traffic Demand Management Plan dated February 9, 2010 (revised April 15, 2010), as approved by the City of Cambridge on April 22, 2010, including the conditions set forth in such approval (as amended from time to time, the “PTDM”), remains applicable to the Project, comply with the PTDM as applicable to the Project, including without limitation, (i) offer to subsidize mass transit monthly passes for all of its employees who work in the Premises in accordance with the terms set forth in the PTDM; (ii) implement a Commuter Choice Program and the MBTA’s Corporate Pass Plan; (iii) discourage single-occupant vehicle (“SOV”) use by its employees; (iv) promote alternative modes of transportation and use of alternative work hours; (v) at Landlord’s request, meet with Landlord and/or its representatives no more frequently than quarterly to discuss transportation programs and initiatives; (vi) participate in annual surveys, monitoring transportation programs and initiatives at the Project, and, without limitation, achieve a sixty (60%) percent response rate for patron surveys; (vii) cooperate with Landlord in connection with transportation programs and initiatives promulgated pursuant to the PTDM; (viii) provide alternative work programs (such as telecommuting, flex-time and compressed work weeks) to its employees in order to reduce traffic impacts in Cambridge during peak commuter hours; (ix) offer an emergency ride home (“ERH”) through the Charles River Transportation Management Association (“CRTMA”), or have its own ERH program, for all employees who commute by non-SOV mode at least 3 days a week and who are eligible to park in Binney Garage Spaces which Tenant is entitled to use pursuant to this first paragraph of this Section 8; (x) cooperate with the Cambridge Office of Workforce Development to expand employment opportunities for Cambridge residents; (xi) in the event that the single occupancy vehicle and traffic generation modal split limits of the PTDM are exceeded, charge each user of a parking space the market rate for parking in Kendall Square/East Cambridge therefor; (xii) comply with the requirements of any other Parking and Traffic Demand Management Plan to which Tenant may be a party from time to time; (xiii) designate an employee transportation coordinator for the Building; and (xiii) otherwise cooperate with Landlord in encouraging employees to seek alternate modes of transportation.”

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9.	Right to Extend Term. As of the date of this Third Amendment, Section 34(a) of the Lease is hereby deleted and replaced with the following:

“34. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and any work letters including, without limitation, the Third Expansion Premises Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time Market Rate is determined. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) in comparable Class A lab/office buildings in East Cambridge for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, parking costs, proximity to amenities and public transit, leasing commissions, allowances or concessions, if any. In no event shall the Market Rate be less than the Base Rent payable immediately preceding the commencement of the Extension Term.

If, on or before the date which is 270 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 34(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 34(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.”

10.	Third Expansion Premises Utilities. The Third Expansion Premises are separately submetered and electricity to the Third Expansion Premises shall be charged directly to Tenant by Landlord. The Third Expansion Premises shall be subject to the terms of Section 9(a) of the original Lease with respect to Utilities.

11.	Condition Precedent. Notwithstanding anything to the contrary contained in this Third Amendment, Tenant and Landlord acknowledge and agree that the effectiveness of this Third Amendment shall be subject to the following condition precedent (“Condition Precedent”) having been satisfied: Landlord shall have entered into a lease termination agreement (“Termination Agreement”) on or before September 15, 2015, with the tenant currently leasing a portion of the Third Expansion Premises pursuant to which such existing tenant agrees to terminate its lease with respect to such portion of the Third Expansion Premises, which Termination Agreement shall be on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion. In the event that the Condition Precedent is not satisfied, Landlord shall have the right to terminate this Third Amendment upon delivery of written notice to Tenant. Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.

12.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than

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Transwestern RBJ and Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

13.	Miscellaneous.

a. This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

d. Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

SAGE THERAPEUTICS, INC., a Delaware corporation

By:

Its:	Kimi Iguchi, CFO

LANDLORD:

ARE-MA REGION NO. 38, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:

Its:

Eric S. Johnson
Senior Vice President
RE Legal Affairs

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EXHIBIT A

The Third Expansion Premises

FIRST STREET
ATHENAEUM STREET
SECOND FLOOR
Third Expansion Premises

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EXHIBIT B

Third Expansion Premises Work Letter

THIS THIRD EXPANSION PREMISES WORK LETTER dated September 9, 2015 (this “Third Expansion Premises Work Letter”) is made and entered into by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, as further amended by that certain Second Amendment to Lease dated as of May 9, 2013, and as further amended by that certain Third Amendment to Lease dated of even date herewith (the “Third Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Kelly Linehan and Kimi Iguchi (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Third Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Third Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Jeff McComish and Bill DePippo (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Third Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Third Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) R.E. Dineen shall be the architect (the “TI Architect”) for the Tenant Improvements.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Third Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. The quality of the Tenant Improvements shall be consistent with the quality of the improvements existing in the Premises as of the date of the Third Amendment. Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Third Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord and the TI Architect schematic drawings and outline specifications (the “Space Plan”) detailing Tenant’s requirements for the Tenant

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Improvements within 5 business days of the date hereof. Not more than 5 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the Space Plan. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 5 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c) Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved no later than October 1, 2015, in order for the Landlord’s Work to be Substantially Complete by the Target Third Expansion Premises Commencement Date (as defined in the Third Amendment). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all increases in costs and expenses resulting from any such decision by Tenant shall be payable by Tenant, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable by Landlord. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c) Completion of Landlord’s Work. Landlord shall (i) substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the

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TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Third Expansion Premises, and (ii) obtain a certificate or temporary certificate of occupancy (or an equivalent approval) for the Third Expansion Premises permitting lawful occupancy of the Third Expansion Premises (but specifically excluding any permits, licenses or other governmental approvals required to be obtained in connection with Tenant’s operations in the Third Expansion Premises)(“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Third Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion. As to all building materials and equipment that Landlord is obligated to supply under this Third Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion.

(e) Delivery of the Third Expansion Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e). Tenant shall accept the Third Expansion Premises. Tenant’s taking possession and acceptance of the Third Expansion Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor.

(f) Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Third Expansion Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(g) Third Expansion Premises Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Third Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not available within 2 business day to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

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(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that promptly after Landlord learns of such long lead times, Landlord informs Tenant that the requested items will require unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(b) below); or

(viii) Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid by Tenant to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any reasonable suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required pursuant to Section 5(b) below in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

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5. Costs.

(a) TI Costs. Landlord shall be responsible for all hard and soft costs and expenses for the design and performance of Landlord’s Work including, without limitation, design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of preparing the TI Construction Drawings and the Space Plan and Landlord’s out-of-pocket expenses, up to $35.00 per rentable square foot of the Current Premises and the Third Expansion Premises, or $649,670 in the aggregate (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to pay for any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, not incorporated into the Tenant Improvements.

(b) Excess TI Costs. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord shall have no responsibility for any costs arising from or related to Tenant’s changes to the Space Plan or TI Construction Drawings, Tenant Delays, the cost of Changes and Change Requests and any TI Costs in excess of to $35.00 per rentable square foot of the Third Expansion Premises (collectively, “Excess TI Costs”). Tenant shall deposit with Landlord 50% of the Excess TI Costs as a condition precedent to Landlord’s obligation to complete the Tenant Improvements and the remaining 50% of the Excess TI Costs upon Substantial Completion of the Tenant Improvements. If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Third Expansion Premises (i) 14 days prior to the Third Expansion Premises Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose (except the obligation to pay Base Rent or Operating Expenses with respect to the Third Expansion Premises), and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Third Expansion Premises until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Third Expansion Premises. The fact that Tenant may, with Landlord’s consent, enter into the Third Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Third Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

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7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Third Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Third Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Costs during any period that there is a Default by Tenant under the Lease.

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